Exhibit 21.1
List of Subsidiaries of GitLab Inc.
(including place of incorporation)
GitLab Federal, LLC – (United States)
GitLab GK – (Japan)
GitLab Korea Limited – (South Korea)
GitLab B.V. – (Netherlands)
GitLab IT B.V. – (Netherlands)
GitLab UK Limited – (United Kingdom)
GitLab GmbH – (Germany)
GitLab PTY Ltd – (Australia)
GitLab Canada Corp. – (Canada)
GitLab France SAS – (France)
GitLab Ireland Limited – (Ireland)
GitLab Services Inc. – (United States)
GitLab Singapore Holding PTE Ltd – (Singapore)
GitLab Singapore PTE Ltd – (Singapore)
GitLab Information Technology (Hubei) Co., Ltd. – (China)
JiHu Innovation (Beijing) Information Technology Co., Ltd - (China)
JiHu GitLab Technology Limited - (Hong Kong)
JiHu Information Technology (Chongqing) Co., Ltd - (China)
JiHu Yuansheng (Beijing) Internet Technology Co., Ltd _ (China)
Opstrace LLC (USA)
Opstrace GmbH (Germany)